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EXHIBIT 99(c)



                               HECHINGER COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)
                                 (in thousands)
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                                                                                               26 WEEKS ENDED
                                                                                       AUG. 2, 1997     AUG. 3, 1996
                                                                                       -------------    -------------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES

Net earnings (loss)                                                                    $    (54,111)    $      6,225
Adjustments to reconcile earnings (loss) to net cash provided by operating activities:
    Unusual charges                                                                          26,532          (17,705)
    Depreciation and amortization                                                            28,007           28,866
    Deferred rent expense                                                                      (204)            (636)

CHANGES IN OPERATING ASSETS AND LIABILITIES

Merchandise inventories                                                                     (18,724)         (45,936)
Other current assets                                                                         16,145          (11,698)
Accounts payable and accrued expenses                                                        10,151           31,840
Income taxes payable                                                                          3,737           11,302
                                                                                       -------------    -------------

NET CASH FLOWS FROM OPERATING ACTIVITIES                                                     11,533            2,258
                                                                                       -------------    -------------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES

Property, furniture, equipment and other assets:
    Additions                                                                                (8,506)         (29,990)
    Disposals                                                                                   586           16,737
                                                                                       -------------    -------------

NET CASH FLOWS USED IN INVESTING ACTIVITIES                                                  (7,920)         (13,253)
                                                                                       -------------    -------------

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
Proceeds from revolving credit facility                                                     245,973          268,355
Payments to revolving credit facility                                                      (243,579)        (202,143)
Other                                                                                        (1,653)          (1,194)
                                                                                       -------------    -------------

NET CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES                                              741           65,018
                                                                                       -------------    -------------

INCREASE IN CASH AND CASH EQUIVALENTS                                                         4,354           54,023

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                               36,727           35,785
                                                                                       -------------    -------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                             $     41,081     $     89,808
                                                                                       =============    =============
SUPPLEMENTAL INFORMATION
    Cash payments for income taxes                                                     $          -     $          -
    Cash payments for interest, net of amount capitalized                              $     21,367     $     20,132
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See notes to consolidated financial statements.